Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TC PipeLines GP, Inc., General Partner of TC PipeLines, LP:

We consent to the use of our report dated February 15, 2019, with respect to the balance sheets of Northern Border Pipeline Company as of December 31, 2018 and 2017, and the related statements of income, comprehensive income, changes in partners’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, which report appears in the December 31, 2018 annual report on Form 10-K of TC PipeLines, LP, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

Houston, Texas

February 5, 2020